For Immediate Release: May 9, 2007

Universal Energy Corp.'s Rapid Growth Initiative Continues with Another Significant Oil And Gas Project

Orlando, Florida-PR Newswire-FirstCall

Universal Energy Corp. (OTC Bulletin Board: UVSE.OB-News), following its business plan for the rapid expansion of its oil and gas business, has entered into a participation agreement for another significant oil and gas prospect in Southeastern Louisiana.

Known as Lake Campo, this 3-D prospect has proven but undeveloped reserves that are located in the prolific Middle Miocene Trend, which stretches across most of Southeast Louisiana. This low risk prospect targets ten high quality, regionally consistent Miocene age sand objectives.

Billy Raley, CEO of Universal Energy Corp. commented, "This agreement with Yuma Exploration and Production Company has strengthened our land portfolio. The level of experience and working history of YUMA and their personnel has really impressed us."

Drilling is scheduled to begin on this project within the next 60 days to achieve wells around the 10,500-foot depth. This prospect is located in a proven oil-rich area of the United States through the abundant well control and the production history of the wells in the immediate area.

"Adding this quality prospect at Lake Campo to our increasing land portfolio continues Universal's business plan of rapidly expanding our oil and gas business," Raley added.

About Universal Energy Corp.-Universal Energy Corp. is a diversified energy company engaged in the acquisition and development of crude oil and natural gas leases in the United States and Canada.  We pursue oil and gas prospects in partnership with oil and gas companies with exploration, development and production expertise. Our prospect areas consist of lands in Alberta, Canada and Southeastern Louisiana. Visit www.universalenergycorp.info for more details.

Safe Harbor Statement

All statements, other than statements of historical fact, included in this press release are forward-looking statements within the meaning of the private securities Litigation Reform Act of 1995. The forward-looking statements, including statements about the company's future expectations, including future revenues and earnings, and all other forward-looking statements (i.e., future operational results and sales) are subject to assumptions and beliefs based on current information known to the company and factors that are subject to uncertainties, risk and other influences, which are outside the company's control, and may yield results differing materially from those anticipated. The Company makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration opportunities being fewer than currently anticipated. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.

CONTACT:

Universal Energy Corp.

Billy Raley, CEO, (800) 975-2076

braley@universalenergycorp.info

Source: Universal Energy Corp.